Exhibit 10.3           Form of Note and Security Agreement dated as of January 15, 2010 between Braintech, Inc. and each of Rick Weidinger, Ken Brooks, David Baird, Frederick Bohlander and Colin Eagen.

NOTE AND SECURITY AGREEMENT

(SILICON VALLEY BANK PLEDGORS)

THIS NOTE AND SECURITY AGREEMENT (this “Agreement”) dated as of January 15, 2010 (the “Effective Date”) among (a) Rick Weidinger, Kenneth Brooks, David Baird, Frederick Bohlander, and Colin Eagen, and any other person listed in Exhibit A (each, a “Pledgor,” and collectively, “Pledgors”), and (b) BRAINTECH, INC., a Nevada corporation (“Braintech, Inc”), BRAINTECH INDUSTRIAL, INC., a Delaware corporation (“Braintech Industrial”) and BRAINTECH GOVERNMENT & DEFENSE, INC., a Delaware corporation (“Braintech Government”) (hereinafter, Braintech, Inc., Braintech Industrial and Braintech Government are jointly and severally, individually and collectively, referred to as “Borrower”), provides the terms on which Pledgors shall lend to Borrower and Borrower shall repay Pledgors.  The parties agree as follows:

WHEREAS:

A.           Borrower has entered into a Loan and Security Agreement (Term Loan) dated as of October 30, 2009 (“Term Loan Agreement”) with Silicon Valley Bank (“SVB”) for a term loan (“Term Loan”) of up to $2,200,000.00.

B.           Each Pledgor has provided a Pledge (as defined hereinafter) to SVB as collateral security to enable Borrower to receive extensions of credit under the Term Loan.

C.           Each Pledgor has entered into a Subordination Agreement dated as of October 30, 2009 in favor of SVB, and either a Non-Recourse Letter of Credit Agreement or a Non-Recourse Pledged Account Agreement dated as of October 30, 2009 in favor of SVB.

D.           Braintech and each Pledgor have executed a Pledge and Stock Purchase Agreement of even date herewith (“PSPA”).

Now therefore, in consideration of the actions described in the above recitals and the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
21.           NOTE AND TERMS OF PAYMENT

21.1           Note.  Borrower hereby issues this note (“Note”) to each Pledgor in the amount indicated in Exhibit A.

21.2           Promise to Pay.  The amount of a Pledge is deemed to be advanced to Borrower only in the event that SVB draws on the Letter of Credit or takes funds from a Pledged Account (any such draw on the Letter of Credit or such taking of funds from a Pledged Account, a “Draw”).  In such event, (i) the Return shall be added to the amount of the Note of the affected Pledgor, and (ii) Borrower hereby unconditionally promises to pay the affected Pledgor the outstanding principal amount of his Note and the applicable Return.  By way of example and not limitation:

(i)           If SVB draws on the Letter of Credit in the amount of $100,000, a Return of $50,000 shall be added to the $750,000 face amount of Rick Weidinger’s Note, for a total Note amount of $800,000.

(ii)           If SVB draws on the Letter of Credit in the amount of $750,000, a Return of $375,000 shall be added to the $750,000 face amount of Rick Weidinger’s Note, for a total Note amount of $1,125,000.

(iii)           If SVB takes $50,000 from a Pledged Account containing $100,000, a Return of $25,000 shall be added to the $100,000 face amount of the applicable Pledgor’s Note, for a total Note amount of $125,000.

(iv)           If SVB takes $100,000 from a Pledged Account containing $100,000, a Return of $50,000 shall be added to the $100,000 face amount of the applicable Pledgor’s Note, for a total Note amount of $150,000.

21.3           Interest.  Interest on the outstanding principal amount of a Note of the affected Pledgor and the corresponding Return shall accrue from the date of a Draw on the Pledged Account of such Pledgor, until such Draw and the corresponding Return is paid in full.  Interest shall accrue at the rate of eight percent (8%) per annum payable monthly on the first business day of each month commencing the month after the date of such Draw until such Draw and the corresponding Return is repaid in full.  In computing interest, the date of the Draw shall be included and the date of payment shall be excluded.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.  For the avoidance of doubt, interest shall be paid only on the face amount of the affected Pledgor’s Note and the corresponding Return, and shall not be paid on any expenses or on any other amount so long as any such expense or other amounts are promptly paid.

21.4           Repayment.  Payment of each Draw and the corresponding Return shall be due within 30 days of the date of such Draw.  Payment of the outstanding principal amount of this Note, including any outstanding Returns, together with all accrued interest, less the amount of any Pledge held in connection with a Pledged Account that is released to the Pledgor by SVB, and any amount not drawn by SVB under a Non-Recourse Letter of Credit Agreement upon its cancellation, expiration or return by SVB to the issuing bank, shall be fully due and payable upon the Maturity Date.

22.           CREATION OF SECURITY INTEREST

22.1         Grant of Security Interest.  Borrower hereby grants Pledgors, and each of them, on a pari passu basis, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Pledgors, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

22.2           Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Pledgors’ Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Pledgors in a writing signed by Borrower of the general details thereof and grant to Pledgors in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Pledgors.

If this Agreement is terminated, Pledgors’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations, Pledgors shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

22.3           Authorization to File Financing Statements.  Borrower hereby authorizes Pledgors to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Pledgors’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Pledgors under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Pledgors’ discretion.

23.           REPRESENTATIONS AND WARRANTIES

   Borrower represents and warrants as follows:
23.1           Due Organization and Authorization.  Except for Shafi, Inc. and Shafi Innovation, Inc., Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Pledgors a completed certificate signed by Borrower (the “Perfection Certificate”).  Borrower represents and warrants to Pledgors that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries (except for Shafi, Inc. and Shafi Innovation, Inc.) is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Pledgors of such occurrence and provide Pledgors with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Pledgor Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business. Concurrently with this Agreement and the other Pledgor Loan Documents, Borrower will deliver to Pledgors a certificate of the Secretary of each Borrower with respect to articles, bylaws, incumbency and resolutions adopted by such Borrower’s board of directors authorizing the execution and delivery of this Agreement and the other Pledgor Loan Documents to which such Borrower is a party and the transactions contemplated thereby and certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Pledgor Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Pledgor Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Pledgor Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Pledgors may conclusively rely on such certificate unless and until such Person shall have delivered to Pledgors a further certificate canceling or amending such prior certificate.

23.2           Collateral.  Borrower has good title, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with SVB, the deposit accounts, if any, described in the Perfection Certificate delivered to Pledgors in connection herewith, or of which Borrower has given Pledgors notice and taken such actions as are necessary to give Pledgors a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.  All Inventory is in all material respects of good and marketable quality, free from material defects.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 5.2.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Pledgors and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Pledgors in its sole discretion.

Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business.  Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.  Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Pledgors’ right to sell any Collateral.  Without prior consent from Pledgors, Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition.  Borrower shall take such steps as Pledgors requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Pledgors to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

23.3           Litigation.  Except as set forth on the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

23.4           No Material Deterioration in Financial Statements.  All consolidated financial statements for Borrower and any Subsidiaries delivered to Pledgors fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Pledgors.

23.5           Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

23.6           Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

23.7           Subsidiaries; Investments.  Except for Shafi, Inc. and Shafi Innovation, Inc., Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

23.8           Tax Returns and Payments; Pension Contributions.  Except for Shafi, Inc. and Shafi Innovation, Inc., Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Pledgors in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

23.9           Use of Proceeds.  Draws may only be made hereunder in the manner and for the purposes described in Section 1.2 above and not for personal, family, household or agricultural purposes.

23.10           Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Pledgors, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Pledgors, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Pledgors that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

23.11           Inactive Subsidiary.  Braintech Consumer & Service, Inc., Borrower’s Subsidiary, does not and will not conduct any business or own any assets and will remain an inactive entity.  Pledgors hereby reserves the right to require that such entity be joined as a co-borrower or guarantor in the future, and Borrower hereby agrees to execute all documentation required by Pledgors in connection with such joinder.

24.           AFFIRMATIVE COVENANTS

Borrower shall do all of the following:
24.1           Government Compliance.  Except for Shafi, Inc. and Shafi Innovation, Inc., maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

24.2           Financial Statements, Reports, Certificates.  Deliver to Pledgors concurrently with the delivery to SVB copies of all reporting, certificates and other information delivered to SVB pursuant to Section 6.2 of the Term Loan Agreement.  In addition, upon request, Borrower’s CEO Rick Weidinger shall provide a quarterly briefing/update to the Pledgors, either in person for those who can attend or by conference call for those who cannot.

24.3           Taxes.  Borrower shall make, and cause each Subsidiary (except for Shafi, Inc. and Shafi Innovation, Inc.) to make, timely payment of all federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Pledgors, on demand, appropriate certificates attesting to such payments.

24.4           Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Pledgors may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Pledgors.  At Pledgors’ request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  If this Note is not fully paid after the earlier to occur of (a) both (i) payment in full of all amounts due to SVB under Loan Documents (as defined in the Term Loan Agreement) and (ii) termination of the Term Loan Agreement and the Working Capital Loan Agreement, then all liability policies shall show, or have endorsements showing Pledgors as an additional insured.  All policies (or the additional insured endorsements) shall provide that the insurer must give Pledgors at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  Proceeds payable under any policy shall, at Pledgors’ option, be payable to Pledgors on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 4.4 or to pay any amount or furnish any required proof of payment to third persons and Pledgors, Pledgors may make all or part of such payment or obtain such insurance policies required in this Section 4.4, and take any action under the policies Pledgors deem prudent.

24.5           Accounts.  Borrower shall identify to Pledgors, in writing, any deposit or securities account opened by Borrower with any institution, including SVB.  In addition, for each such account and any other account that Borrower at any time opens or maintains, Borrower shall, at Pledgors’ request and option, pursuant to an agreement in form and substance acceptable to Pledgors, use reasonable best efforts to cause SVB or the depository bank or securities intermediary, as applicable, to agree that such account is the collateral of Pledgors pursuant to the terms hereunder, which control agreement may not be terminated without the prior written consent of Pledgors.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.  Such control agreements shall be subject to the terms of this Agreement and the Subordination Agreement between each Pledgor and SVB.

24.6           Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Pledgors of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00).

24.7           Protection and Registration of Intellectual Property Rights.  Borrower shall:  (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Pledgors in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Pledgors’ written consent.  If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower shall promptly provide written notice thereof to Pledgors and shall execute such intellectual property security agreements and other documents and take such other actions as Pledgors shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Pledgors in such property.  If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Pledgors with at least fifteen (15) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Pledgors may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Pledgors in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Pledgors copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Pledgors to perfect and maintain a first priority perfected security interest in such property.  Each Borrower shall execute and deliver to Pledgors concurrently with this Agreement an Intellectual Property Security Agreement in substantially the form of the SVB IP Agreement given by each such Borrower to SVB.

24.8           Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Pledgors, without expense to Pledgors, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Pledgors may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Pledgors with respect to any Collateral or relating to Borrower.

24.9           Further Assurances.  Execute any further instruments and take further action as Pledgors reasonably requests to perfect or continue Pledgors’ Lien in the Collateral or to effect the purposes of this Agreement.

25.           NEGATIVE COVENANTS

Borrower shall not do any of the following without the Pledgor Committee’s prior written consent:
25.1           Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments.

25.2           Changes in Business, Ownership, Management, or Business Locations.  Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Pledgors the venture capital investors prior to the closing of the investment), or have a change in management such that any Key Person ceases to hold such office with Borrower and a replacement reasonably satisfactory to Pledgors is not made within ninety (90) days after such Key Person’s departure from Borrower.  Borrower shall not, without at least thirty (30) days prior written notice to Pledgors: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses  (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000.00) in Borrower’s assets or property), or (b) change its jurisdiction of organization, or (c) change its organizational structure or type, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

25.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

25.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than (a) Permitted Indebtedness, and (b) with respect to Shafi, Inc. and Shafi Innovation, Inc., Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate.

25.5           Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for (a) Permitted Liens and (b) with respect to Shafi, Inc. and Shafi Innovation, Inc., Liens existing on the Effective Date and disclosed on the Perfection Certificate, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Pledgors) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 5.1 hereof and the definition of “Permitted Liens” herein.

25.6           Distributions; Investments.  (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

25.7           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

25.8           Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

26.           EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
26.1           Default under Term Loan Agreement.  An Event of Default has occurred under the Term Loan Agreement and such default has not been cured within any applicable cure period under the Term Loan Agreement;

26.2           SVB Action on any Pledge.  SVB exercises any rights or remedies with respect to any Pledge in connection with an Event of Default under the Term Loan Agreement;

26.3           Breach.  The occurrence of a breach of Borrower’s obligations, covenants, representations or warranties under this Agreement; or

26.4           Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Pledgor Loan Document or in writing delivered to Pledgors or to induce Pledgors to enter this Agreement or any Pledgor Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

27.           PLEDGORS’ RIGHTS AND REMEDIES

27.1           Rights and Remedies.  While an Event of Default occurs and continues Pledgors may, without notice or demand, do any or all of the following:

(i)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of the Term Loan Agreement occurs all Obligations are immediately due and payable without any action by Pledgors);

(ii)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Pledgors considers advisable, notify any Person owing Borrower money of Pledgors’ security interest in such funds, and verify the amount of such account;

(iii)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Pledgors request and make it available as Pledgors designates.  Pledgors may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Pledgors a license to enter and occupy any of its premises, without charge, to exercise any of Pledgors’ rights or remedies;

(iv)           apply to the Obligations (i) any balances and deposits of Borrower held by Pledgors, or (ii) any amount held by Pledgors owing to or for the credit or the account of Borrower;

(v)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Pledgors are hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Pledgors’ exercise of their rights under this Section 7.1, Borrower’s rights under all licenses and all franchise agreements inure to Pledgors’ benefit;

(vi)           place a “hold” on any account maintained with Pledgors and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(vii)           demand and receive possession of Borrower’s Books; and

(viii)           exercise all rights and remedies available to Pledgors under the Pledgor Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

27.2           Power of Attorney.  Borrower hereby irrevocably appoints the members of the Pledgor Committee, and each of them, as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Pledgors determine reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Pledgors or a third party as the Code permits.  Borrower hereby appoints the members of the Pledgor Committee, and each of them, as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Pledgors’ security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full, SVB is under no further obligation to make advances under the Term Loan Agreement, and SVB has released the Pledged Accounts and returned the Letter(s) of Credit to the issuing bank(s) or the undrawn Letter(s) of Credit has expired or been cancelled, as applicable.  Pledgors’ foregoing appointment as Borrower’s attorney in fact, and all of Pledgors’ rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed, all amounts due under the Term Loan Agreement have been repaid, and SVB’s obligation to make advances under the Term Loan Agreement terminates.

27.3           Protective Payments.  If Borrower fails to obtain the insurance called for by Section 4.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Pledgor Loan Document, Pledgors may obtain such insurance or make such payment, and all amounts so paid by Pledgors are Pledgors Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Pledgors will make reasonable efforts to provide Borrower with notice of Pledgors obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Pledgors are deemed an agreement to make similar payments in the future or Pledgors’ waiver of any Event of Default.

27.4           Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Pledgors may apply any funds in their possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Pledgors shall determine in their sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Pledgors for any deficiency.  If Pledgors, in their good faith business judgment, directly or indirectly enter into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Pledgors shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Pledgors of cash therefor.

27.5           Pledgors’ Liability for Collateral.  So long as Pledgors comply with reasonable secured lender practices regarding the safekeeping of the Collateral in the possession or under the control of Pledgors, Pledgors shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

27.6           No Waiver; Remedies Cumulative.  Pledgors’ failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Pledgor Loan Document shall not waive, affect, or diminish any right of Pledgors thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Pledgors’ rights and remedies under this Agreement and the other Pledgor Loan Documents are cumulative.  Pledgors have all rights and remedies provided under the Code, by law, or in equity.  Pledgors’ exercise of one right or remedy is not an election and shall not preclude Pledgors from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Pledgors’ waiver of any Event of Default is not a continuing waiver.  Pledgors’ delay in exercising any remedy is not a waiver, election, or acquiescence.

27.7           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Pledgors on which Borrower is liable.

27.8           Borrower Liability.  Each Borrower hereby appoints the others as agent for the other for all purposes hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Notes regardless of which Borrower actually receives the benefit of the applicable Pledge as if each Borrower hereunder directly received the benefit of all Pledges.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Pledgors to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Pledgors may exercise or not exercise any right or remedy they have against any Borrower or any security they hold (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Pledgors under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 7 shall be null and void.  If any payment is made to a Borrower in contravention of this Section 7, such Borrower shall hold such payment in trust for Pledgors and such payment shall be promptly delivered to Pledgors for application to the Obligations, whether matured or unmatured.

28.           NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Pledgor Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Pledgors or Borrower may change their respective mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 8.

    If to Borrower:          Braintech, Inc.
                Braintech Industrial, Inc.
Braintech Government & Defense, Inc.
1750 Tyson’s Boulevard, Suite 350
McLean, Virginia 22102
Attn:         Thomas E. McCabe
Fax:           703-637-9772
Email:        tmccabe@braintech.com

    If to Pledgors:           Pledgor Committee
1750 Tyson’s Boulevard, Suite 350
McLean, Virginia 22102
Attn:         Kenneth Brooks, Chairman
Fax:           703-637-9772

29.           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Nevada law governs this Agreement and the other Pledgor Loan Documents without regard to principles of conflicts of law.  Borrower and Pledgors each submit to the exclusive jurisdiction of the State and Federal courts in Las Vegas, Nevada; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Pledgors from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Pledgors.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 8 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND PLEDGORS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

30.           GENERAL PROVISIONS

30.1           Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Pledgors’ prior written consent (which may be granted or withheld in Pledgors’ discretion).  Pledgors has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Pledgors’ obligations, rights, and benefits under this Agreement and the other Loan Documents.

30.2           Indemnification.  Borrower agrees to indemnify, defend and hold each of the Pledgors, or any other Person affiliated with or representing Pledgors (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Pledgor Loan Documents; and (b) all losses or expenses (including Pledgors Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Pledgors and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

30.3           Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

30.4           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

30.5           Amendments in Writing; Waiver; Integration.  No purported amendment or modification of this Agreement, or waiver, discharge or termination of any obligation under this Agreement, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on this Agreement.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  This Agreement, together with the Pledgor Loan Documents and the other documents described herein, represents the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the other Pledgor Loan Documents.

30.6           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

30.7           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 10.2 to indemnify Pledgors shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

30.8           Confidentiality.  In handling any confidential information, Pledgors shall exercise the same degree of care that they exercise for their own proprietary information, but disclosure of information may be made: (a) as required by law, regulation, subpoena, or other order; (b) to Pledgors’ regulators or as otherwise required in connection with Pledgors’ examination or audit; (c) as Pledgors consider appropriate in exercising remedies under this Agreement; and (d) to third-party service providers of Pledgors so long as such service providers have executed a confidentiality agreement with Pledgors with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Pledgors’ possession when disclosed to Pledgors, or becomes part of the public domain after disclosure to Pledgors; or (ii) disclosed to Pledgors by a third party if Pledgors does not know that the third party is prohibited from disclosing the information.

30.9           Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Pledgors arising out of or relating to the Pledgor Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

30.10           Right of Set Off.  Borrower hereby grants to Pledgors, a lien, security interest and right of set off as security for all Obligations to Pledgors, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Pledgors or any entity under the control of Pledgors (including a Pledgors subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Pledgors may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE PLEDGORS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING THEIR RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

30.11           Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Pledgor Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

30.12           Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

30.13           Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

30.14           Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

30.15           Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

31.           DEFINITIONS

31.1           Definitions.  As used in the Pledgor Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Pledgors is closed.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Nevada; provided, that, to the extent that the Code is used to define any term herein or in any Pledgor Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Pledgors’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State ofNevada, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit B.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Pledgors pursuant to which Pledgors obtain control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Draw” is defined in Section 1.2.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 6.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.  For the avoidance of doubt, the Pledgors are not Guarantors.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 10.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” is defined in the SVB IP Agreement.

“Intellectual Property Security Agreement” is (a) that certain Intellectual Property Security Agreement dated as of the Effective Date between Pledgors and Braintech, Inc., (b) that certain Intellectual Property Security Agreement dated as of the Effective Date between Pledgors and Braintech Industrial, and (c) that certain Intellectual Property Security Agreement dated as of the Effective Date between Pledgors and Braintech Government as described in Section 4.7.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is either of Borrower’s Chief Executive Officer or Chief Financial Officer.

“Letter of Credit” is that certain letter of credit from Rick Weidinger.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Majority Pledgors” is defined in the PSPA.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Pledgors’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Pledgors determine, based upon information available to them and in their reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in the Term Loan Agreement during the next succeeding financial reporting period.

“Maturity Date” is the first date upon which all of the following have occurred:  (i) termination of the Term Loan, (ii) release of all of the Pledged Accounts provided by Pledgors to SVB (to the extent any funds remain in such Pledged Accounts), and (iii) expiration, cancellation or return by SVB of the undrawn Non-Recourse Letter(s) of Credit to the issuing bank(s) (to the extent any amounts remain undrawn).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Pledgors Expenses and other amounts Borrower owes Pledgors now or later, whether under this Agreement, the other Pledgor Loan Documents or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities or obligations of Borrower assigned to Pledgors, and to perform Borrower’s duties under the Pledgor Loan Documents.

“Perfection Certificate” is defined in Section 3.1.

“Permitted Indebtedness” is:

(a)           Indebtedness to SVB under the Term Loan Agreement, the Working Capital Loan Agreement, or the SVB Loan Documents;

(b)           Indebtedness incurred in the ordinary course of business;

(c)           With respect to Shafi, Inc. and Shafi Innovation, Inc., Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate; and

(d)           Indebtedness secured by Permitted Liens; and.

(e)           Indebtedness created under the Pledgor Loan Documents.

“Permitted Investments” are: (i)  marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Pledgors’ certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through Pledgors, and (v) investments made on or prior to December 31, 2010 in Braintech Canada, Inc. for the ordinary and necessary current operating expenses of such entity in an aggregate amount not to exceed (a) Two Hundred Thousand Dollars ($200,000.00) from September 1, 2009 through and including December 31, 2009, and (b) One Hundred Thousand Dollars ($100,000.00) from January 1, 2010 through and including December 31, 2010.

“Permitted Liens” are:

(a)           Liens arising under this Agreement or other Pledgor Loan Documents;

(b)           Liens in favor of SVB;

(c)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Pledgors’ security interests;

(d)           Purchase money Liens securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(e)           Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Pledgors a security interest;

(f)           With respect to Shafi, Inc. and Shafi Innovation, Inc., Liens existing on the Effective Date and disclosed on the Perfection Certificate; and
(g)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (f), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge(s)” are the Pledged Accounts and the Letter of Credit.

“Pledged Accounts” are those certain money market accounts pledged to SVB by (a) Kenneth Brooks, (b) David Baird, (c) Frederick Bohlander, and (d) Colin Eagen.

“Pledgor” is defined in the preamble hereof.

“Pledgor Committee” is defined in the PSPA.

“Pledgor Loan Documents” are, collectively, this Agreement, the PSPA, the Perfection Certificate, the Intellectual Property Security Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any Guarantor for the benefit of Pledgors, and any other present or future agreement between Borrower, any Guarantor and the Pledgors in connection with this Agreement, all as amended, restated, or otherwise modified.

“Pledgors Expenses” are all initial and ongoing expenses relating to the establishment, transfer and/or ongoing maintenance of the Pledges.

“PSPA” is defined in Recital D.  .

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Controller and Manager of Accounting of Borrower.

“Return” is an additional amount to be added to the amount of this Note in the event SVB takes any part of a Pledged Account or draws on the Letter of Credit, which additional amount shall be equal to fifty percent (50%) of the part of such Pledged Account taken by SVB or fifty percent (50%) of the draw on the Letter of Credit.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Speros Parties” is Peter Speros, Angie Speros and Speros Ventures LLC.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB” is defined in the preamble hereof.

“SVB IP Agreement” is (a) that certain Intellectual Property Security Agreement dated as of the Effective Date between SVB and Braintech, Inc., (b) that certain Intellectual Property Security Agreement dated as of the Effective Date between SVB and Braintech Industrial, and (c) that certain Intellectual Property Security Agreement dated as of the Effective Date between SVB and Braintech Government.

“SVB Loan Documents” are, collectively, the Term Loan Agreement, the Working Capital Loan Agreement, the SVB perfection certificate, the SVB IP Agreements, any subordination agreements, any note, or notes or guaranties executed by Borrower or any guarantor as defined in the Term Loan Agreement or the Working Capital Agreement, and any other present or future agreement between Borrower any guarantor entity and/or for the benefit of SVB in connection with the Term Loan Agreement, all as amended, restated, or otherwise modified.

“Term Loan” is defined in the recitals hereof.

“Term Loan Agreement” is defined in the recitals hereof.

“Transfer” is defined in Section 5.1.

“Working Capital Loan Agreement” is that certain Loan and Security Agreement (Accounts Receivable Line of Credit) between Borrower and SVB dated as of the Effective Date, together with all documents delivered in connection therewith, as amended from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the State of Nevada as of the Effective Date.
BORROWER:

BRAINTECH, INC.

By:_________________________________________

Name:______________________________________

Title:_______________________________________

BRAINTECH INDUSTRIAL, INC.

By:_________________________________________

Name:______________________________________

Title:_______________________________________

BRAINTECH GOVERNMENT & DEFENSE, INC.

By:_________________________________________

Name:______________________________________

Title:_______________________________________

PLEDGOR: __________________________________

(signature)

Name:______________________________________

EXHIBIT A – PLEDGORS

EXHIBIT B – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles) accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements , products, proceeds and insurance proceeds of any or all of the foregoing.